EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Investor/Media Contact:
Martha Lindeman
312-373-2430

PLAYBOY ENTERPRISES, INC. REPORTS
FIRST QUARTER 2008 RESULTS

CHICAGO, TUESDAY, MAY 6, 2008 -- Playboy Enterprises, Inc. (PEI) (NYSE: PLA, PLAA) today reported a net loss for the first quarter ended March 31, 2008, of $3.1 million, or $0.09 per basic and diluted share, on revenues of $78.5 million.
Revenues were down 8% compared with the prior-year quarter due primarily to continued structural and economic pressures on the company’s domestic media businesses.  While international licensing and media operations provided some offset, first quarter 2008 segment income declined to $0.1 million, compared to $3.9 million in last year’s first quarter.
Playboy’s net loss for the first quarter included approximately $1.1 million in charges related to restructuring and severance expense and approximately $0.4 million in unrealized losses on foreign currency contracts.  In the 2007 first quarter, the company reported net income of $1.5 million, or $0.04 per basic and diluted share, which included a total of $2.3 million in benefits related to the sale of artwork and a higher-than-estimated stock option forfeiture rate, partially offset by $0.8 million in severance charges.
Playboy Chairman and Chief Executive Officer Christie Hefner said: “The quarter’s results reflected the dual challenges of structural transformation in our traditional media business and a difficult U.S. economy.  Our international operations and our core Licensing business, which generates a significant portion of revenue from overseas sales, showed solid growth in the quarter.
“Our publishing and domestic entertainment businesses continue to face unprecedented change in the way consumers access and use media content.  We believe we are making good strategic progress in streamlining our operations and improving the future performance prospects of these businesses through steps like the recently completed sale of the assets of our Andrita television studio, the outsourcing of our e-commerce business and reductions in overhead as well as print manufacturing and editorial expense.
“However, our goal is not just to contain costs; it is to build shareholder value by generating profitable and sustainable revenue growth.  Our brand and our ability to extend the Playboy lifestyle to consumers over a variety of platforms will drive these gains.  On the media side, our focus is on redesigning and upgrading the Playboy.com site to accelerate growth of that business, expand our total audience and create a better portal to our other properties.  This will be a transitional year, as we are still in the investment stage of the retooling process, and results won’t be apparent until year end at the earliest.
“Despite weakness in the retail sector, we believe the Licensing business is on track to report high single-digit growth this year compared to last, excluding the sale of artwork in 2007, and we still expect to open additional concept stores this year. We are pleased with the progress on our Macau facility as we work towards a late 2009 opening and we are actively pursuing other location-based opportunities.  Overall, however, we do not expect the gains in Licensing to offset weaker results anticipated in our media businesses this year,” Hefner said.

Entertainment
First quarter 2008 segment income was $2.7 million, down from $4.3 million in the prior year period on a 6% decline in revenues to $47.9 million.
Total Domestic TV revenues declined 16% to $16.5 million in the 2008 first quarter compared to $19.7 million last year, in part due to a negative $2.6 million variance related to cash adjustments compared to last year.  First quarter 2008 Playboy TV monthly subscription revenues increased, but the gains were more than offset by lower pay-per-view revenues reflecting continued consumer migration from linear networks to on-demand platforms.  International TV revenues rose 6% in the 2008 first quarter to $14.7 million, primarily reflecting higher sales from European networks.
Online revenues declined 3% in the 2008 first quarter to $15.2 million as gains in e-commerce, advertising and mobile revenues could not offset lower pay site revenues.  A one-time inventory expense related to the outsourcing of e-commerce business and the previously announced investments in upgrading Playboy.com contributed to lower online profits in the 2008 first quarter compared to last year.

Publishing
The Publishing Group reported a segment loss of $3.2 million in the 2008 first quarter, versus a loss of $2.4 million in the prior year, on a 14% revenue decline to $20.1 million. Circulation and advertising sales at Playboy magazine declined while revenues from the company’s international editions of the magazine increased.
The company said that it expects second quarter 2008 advertising pages to be down 5% compared to last year’s second quarter.

Licensing
Segment income for the Licensing Group was $6.7 million, down 13%, on a 6% revenue decline to $10.5 million compared to the 2007 first quarter, which included proceeds of $1.3 million from the sale of original art.  Revenues from international consumer products increased 10% in the 2008 first quarter versus last year. Excluding the sale of art in last year’s first quarter, the Group’s revenues increased 5%.

Corporate Administration and Other
First quarter 2008 Corporate Administration expense increased 7% to $6.1 million.
Playboy reported $0.6 million in restructuring expense in the 2008 first quarter, which primarily was related to the outsourcing of the company’s e-commerce operations to eFashionSolutions, LLC.
The 2008 quarter’s results also included a $0.2 million increase in non-operating expense due in part to a $0.4 million unrealized loss on foreign currency contracts, which will reverse over the remainder of the year.

Additional information regarding first quarter 2008 earnings will be available on the earnings release conference call, which is being held today, May 6, at 11:00 a.m. Eastern /10:00 a.m. Central.  The call may be accessed by dialing 800-862-9098 (for domestic callers) or 785-424-1051 (for international callers) and using the password: Playboy.  In addition, the call will be webcast.  To listen to the call, please visit http://www.peiinvestor.com and select the Investor Relations section.

* * * *
Playboy is one of the most recognized and popular consumer brands in the world.  Playboy Enterprises, Inc. is a media and lifestyle company that markets the brand through a wide range of media properties and licensing initiatives.  The company publishes Playboy magazine in the United States and abroad and creates content for distribution via television networks, websites, mobile platforms, DVD and radio.  Through licensing agreements, the Playboy brand appears in more than 100 countries on a wide range of consumer products, entertainment locations and retail stores.

FORWARD-LOOKING STATEMENTS

This release contains “forward-looking statements” as to expectations, beliefs, plans, objectives and future financial performance, and assumptions underlying or concerning the foregoing.  We use words such as “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues” and other similar terminology. These forward-looking statements involve known and unknown risks, uncertainties and other factors, which could cause our actual results, performance or outcomes to differ materially from those expressed or implied in the forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

The following are some of the important factors that could cause our actual results, performance or outcomes to differ materially from those discussed in the forward-looking statements:

(1)	Foreign, national, state and local government regulations, actions or initiatives, including:
(a)	attempts to limit or otherwise regulate the sale, distribution or transmission of adult-oriented materials, including print, television, video, Internet and wireless materials,
(b)	limitations on the advertisement of tobacco, alcohol and other products which are important sources of advertising revenue for us, or
(c)	substantive changes in postal regulations which could increase our postage and distribution costs;
(2)	Risks associated with our foreign operations, including market acceptance and demand for our products and the products of our licensees and partners;
(3)	Our ability to manage the risk associated with our exposure to foreign currency exchange rate fluctuations;
(4)
Changes in general economic conditions, consumer spending habits, viewing patterns, fashion trends or the retail sales environment which, in each case, could reduce demand for our programming and products and impact our advertising revenues;

(5)	Our ability to protect our trademarks, copyrights and other intellectual property;
(6)
Risks as a distributor of media content, including our becoming subject to claims for defamation, invasion of privacy, negligence, copyright, patent or trademark infringement and other claims based on the nature and content of the materials we distribute;

(7)	The risk our outstanding litigation could result in settlements or judgments which are material to us;
(8)	Dilution from any potential issuance of common stock or convertible debt in connection with financings or acquisition activities;
(9)	Competition for advertisers from other publications, media or online providers or any decrease in spending by advertisers, either generally or with respect to the adult male market;
(10)	Competition in the television, men’s magazine, Internet, wireless, new electronic media and product licensing markets;
(11)	Attempts by consumers, distributors, merchants or private advocacy groups to exclude our programming or other products from distribution;
(12)
Our television, Internet and wireless businesses’ reliance on third parties for technology and distribution, and any changes in that technology and/or unforeseen delays in implementation which might affect our plans and assumptions;

(13)
Risks associated with losing access to transponders or technical failure of transponders or other transmitting or playback equipment that is beyond our control and competition for channel space on linear television platforms or video-on-demand platforms;

(14)
Failure to maintain our agreements with multiple system operators, or MSOs, and direct-to-home, or DTH, operators on favorable terms, as well as any decline in our access to, and acceptance by, DTH and/or cable systems and the possible resulting deterioration in the terms, cancellation of fee arrangements, pressure on splits or adverse changes in certain minimum revenue amounts with operators of these systems;

(15)	Risks that we may not realize the expected increased sales and profits and other benefits from acquisitions;
(16)	Any charges or costs we incur in connection with restructuring measures we may take in the future;
(17)	Risks associated with the financial condition of Claxson Interactive Group, Inc., our Playboy TV-Latin America, LLC, joint venture partner;
(18)	Increases in paper, printing or postage costs;
(19)	Effects of the national consolidation of the single-copy magazine distribution system and risks associated with the financial stability of major magazine wholesalers;
(20)	Effects of the national consolidation of television distribution companies (e.g., cable MSOs, satellite platforms and telecommunications companies); and
(21)	Risks associated with the viability of our subscription, on demand, e-commerce and ad-supported Internet models.

More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.peiinvestor.com in the Investor Relations section of our website.

Playboy Enterprises, Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(In millions, except per share amounts)

	Quarters Ended
	March 31,
	2008	2007
Net revenues
Entertainment:
Domestic TV	$16.5	$19.7
International TV	14.7	13.8
Online/mobile	15.2	15.7
Other	1.5	1.7
Total Entertainment	47.9	50.9
Publishing:
Domestic magazine:
Subscription	10.1	10.9
Newsstand	2.1	2.5
Advertising	3.9	5.7
Total domestic magazine	16.1	19.1
International magazine	2.1	1.9
Special editions and other	1.9	2.3
Total Publishing	20.1	23.3
Licensing:
Consumer products	9.2	8.7
Location-based entertainment	0.9	0.9
Marketing events	0.2	0.3
Other	0.2	1.3
Total Licensing	10.5	11.2

Total net revenues	$78.5	$85.4

Net income (loss)
Entertainment	$2.7	$4.3
Publishing	(3.2)	(2.4)
Licensing	6.7	7.7
Corporate Administration and Promotion	(6.1)	(5.7)

Segment income	0.1	3.9

Restructuring expense	(0.6)	-

Operating income (loss)	(0.5)	3.9

Investment income	0.3	0.5
Interest expense	(1.1)	(1.4)
Amortization of deferred financing fees	(0.1)	(0.1)
Other, net	(0.5)	(0.2)

Income (loss) before income taxes	(1.9)	2.7

Income tax expense	(1.2)	(1.2)

Net income (loss)	$(3.1)	$1.5

Weighted average number of common shares outstanding
Basic	33,275	33,230
Diluted	33,275	33,269

Basic and diluted earnings (loss) per common share	$(0.09)	$0.04

PLAYBOY ENTERPRISES, INC.
Reconciliation of Non-GAAP Financial Information (in millions of dollars)

	First Quarter Ended March 31,

EBITDA and Adjusted EBITDA	2008	2007	% Better/(Worse)
Net Income (Loss)	$(3.1)	$1.5	-
Adjusted for:
Income Tax Expense	1.2	1.2	-
Interest Expense	1.1	1.4	21.4
Amortization of Deferred Financing Fees	0.1	0.1	-
Depreciation and Amortization	10.4	10.0	(4.0)

EBITDA[1]	9.7	14.2	(31.7)
Adjusted for:
Cash Investments in Television Programming	(8.3)	(9.8)	15.3
Adjusted EBITDA[2]	$1.4	$4.4	(68.2)

	First Quarter Ended March 31,

Financial and Operating Data	2008	2007	% Inc/(Dec)
Entertainment
Cash Investments in Television Programming	$8.3	$9.8	(15.3)
Programming Amortization and Online Content Expenses	$9.8	$10.2	(3.9)

Publishing
Domestic Magazine Advertising Pages	86.0	99.0	(13.1)

At March 31
Cash, Cash Equivalents, Marketable Securities and Short-Term Investments	$22.2	$40.4	(45.0)
Long-Term Financing Obligations	$115.0	$115.0	-

See notes on accompanying page.

PLAYBOY ENTERPRISES, INC.

Notes to Reconciliation of Non-GAAP Financial Information and Financial and Operating Data

1)
In order to fully assess our financial results, management believes that EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for, among other things, investments in television programming. The resources reflected in EBITDA are not necessarily available for our discretionary use because of legal or functional requirements to conserve funds for capital replacement and expansion, debt service and other commitments and uncertainties. Investors should recognize that EBITDA might not be comparable to similarly titled measures of other companies. EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with generally accepted accounting principles in the United States, or GAAP.

2)
In order to fully assess our financial results, management believes that Adjusted EBITDA is an appropriate measure for evaluating our operating performance and liquidity, because it reflects the resources available for strategic opportunities including, among other things, to invest in the business, make strategic acquisitions and strengthen the balance sheet. In addition, a comparable measure of Adjusted EBITDA is used in our credit facility to, among other things, determine the interest rate that we are charged on borrowings under the credit facility. Investors should recognize that Adjusted EBITDA might not be comparable to similarly titled measures of other companies. Adjusted EBITDA should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flows or liquidity prepared in accordance with GAAP.